                                                                    Exhibit 12.1


                          JOHN Q. HAMMONS HOTELS, INC.
                 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                                (000's omitted)




                                          1992     1993     1994     1995     1996
                                         -------  -------  -------  -------  -------
HISTORICAL EARNINGS:
   Net income before extraordinary
     item..............................  $10,120  $15,390  $15,386  $18,729  $18,524
   Add:
   Interest, amortization of deferred
     financing fees and other fixed
     charges (excluding interest
     capitalized)......................   30,570   27,839   33,308   28,904   36,337
                                         -------  -------  -------  -------  -------
           Historical earnings.........  $40,690  $43,229  $48,694  $47,633  $54,861
                                         =======  =======  =======  =======  =======

FIXED CHARGES:
   Interest expense and
     amortization of deferred
     financing fees....................  $30,127  $27,412  $32,932  $28,447  $35,620
   Interest capitalized................        -        -      957    5,270    7,162
Interest element of rentals............      443      427      376      457      717
                                         -------  -------  -------  -------  -------
             Fixed charges.............  $30,570  $27,839  $34,265  $34,174  $43,499
                                         =======  =======  =======  =======  =======

RATIO OF EARNINGS TO FIXED
   CHARGES
   (A).................................     1.33     1.55     1.42     1.39     1.26
                                         =======  =======  =======  =======  =======


(A) In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents.